Exhibit 99.1
MidSouth Bancorp Announces New CFO to Bolster Executive Team
PR Newswire
Monday, May 01, 2006
LAFAYETTE, La., May 1, 2006 /PRNewswire-FirstCall via COMTEX/ — MidSouth Bancorp, Inc. (Amex: MSL), a community banking organization and the parent company of MidSouth Bank, N.A. and Lamar Bank, announced today the appointment of J. Eustis Corrigan, Jr. as Executive Vice President and Chief Financial Officer of MidSouth Bancorp and its subsidiaries. His appointment becomes effective at a date to be determined but no later than June 30, 2006.
Mr. Corrigan, 41, brings with him an extensive accounting, tax and business background having served as a tax services partner with KPMG LLP, which he joined in December 1991. Prior to KPMG he was a tax senior with Arthur Andersen & Co. At KPMG he had client and business development responsibilities in various markets throughout the Southwest and Southeast for numerous financial institutions and financial services companies. He will oversee MidSouth’s finance, accounting, tax and treasury functions as well as asset/liability management, and profitability and budgeting. Additionally, he will assist President & CEO, C. R. “Rusty” Cloutier in market strategies, analysis and market presentations to the investment community.
As stated by Mr. Cloutier, “We at MidSouth are pleased to have Eustis join us as we continue to expand at a very fast pace in both Louisiana and Texas. He will serve a vital role in improving our management team, enabling me, Karen Hail, Donnie Landry and Dwight Utz to be out and about in the markets where we are needed to help implement our plan. As the third to largest publicly traded bank in Louisiana, we knew we needed someone with Eustis’ experience to help take us to the next level.”
Having served in the capacity of Chief Financial Officer for both the holding company and MidSouth Bank, Teri S. Stelly will continue to serve in her capacity as Comptroller of the bank. Karen L. Hail, Senior Executive Vice President will be devoting more of her time to developing the markets currently served by MidSouth in addition to the new locations on the drawing board in both Louisiana and Texas.
Mr. Corrigan received his bachelor’s degree in Accounting from Louisiana State University in Baton Rouge. He is a certified public accountant in the state of Louisiana and a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants. Mr. Corrigan, his wife Edie and their four children will relocate to Lafayette, Louisiana from San Antonio, Texas.
SOURCE MidSouth Bancorp, Inc.
C. R. Rusty Cloutier, President & CEO of MidSouth Bancorp, Inc., +1-337-267-4201, or +1-337-962-9900